Exhibit 22.1
ISSUERS OF GUARANTEED SECURITIES
Popular

North

America,

Inc.

(“PNA”)

is

100%

owned

by

Popular,

Inc.

Holding

Company

(“PIHC”)

and

has
outstanding

debt securities

registered

under

the Securities

Act of

1933,

as amended,

that are

guaranteed

by PIHC.
There are no subsidiary guarantors of such securities.